Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2007 Third Quarter
COPPELL, TEXAS, May 9, 2007 — Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its third quarter ended March 31, 2007:
Fiscal 2007 Consolidated Third Quarter Results
Net income for the quarter ended March 31, 2007, decreased $1,015,000, or 58.1%, to $733,000, compared to net income of $1,748,000 for the quarter ended March 31, 2006. On a fully-diluted basis, net income per share decreased $0.20 to $0.14 for the quarter ended March 31, 2007, compared to $0.34 for the same quarter of the previous fiscal year. Weighted average diluted shares outstanding for the second quarter of fiscal 2007 were 5,206,000 versus 5,211,000 for the second quarter of fiscal 2006. Net income for the quarter ended March 31, 2006 included a non-recurring benefit of $0.08 per diluted share related to the recapture of duties on ceiling fans.
Consolidated net sales for the Company decreased $4,662,000, or 17.2%, to $22,492,000 for the quarter ended March 31, 2007, compared to $27,154,000 for the quarter ended March 31, 2006. The decline in net sales primarily resulted from the continued decline in the overall housing market and the previously announced loss in direct import orders.
“The weak housing environment has continued to impact our sales in the Craftmade segment,” said James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “We have continued to focus on introducing new ceiling fans and lighting products, expanding Teiber accounts and developing new accounts for the Durocraft product line. We were able to mitigate the decline in profitability by taking strategic steps to develop more competitive sourcing throughout China. Additionally, we anticipate benefits in our fourth quarter from the rollout of the PHI reset to over 1,300 stores for Lowe’s and an increase in net sales from the shipment of purchase orders received of non-core products from our Hong Kong based subsidiary. Based on sales activity to date, we expect net sales in the fourth quarter to approach more normal levels.”
Third Quarter Segment Results
Third quarter net sales from the Craftmade segment were $13,714,000, a decline of 6.7% from $14,704,000 reported for the corresponding quarterly period in fiscal 2006. Challenging market conditions impacted results for the third quarter with a continued decrease in demand for decorative ceiling fans and Accolade® lighting products. This decline was partially mitigated by an increase in net sales from the Durocraft product line consisting of gauges, thermostats and clocks.

Press Release
Craftmade International, Inc.
May 9, 2007

Third quarter net sales for the mass retail segment decreased by $3,672,000, or 29.5%, to $8,778,000 for the quarter ended March 31, 2007, compared to $12,450,000 for the quarter ended March 31, 2006. The decline was partially due to the previously announced discontinuance of indoor and outdoor lighting direct import sales.
Net sales of the mass retail segment for the quarter ended March 31, 2006 benefited from a reset of products at Lowe’s for PHI. The Company began shipping the vast majority of products for the current reset in April 2007.
Gross Profit and Selling, General and Administrative Expenses (“SG&A”)
For the quarter ended March 31, 2007, the Company’s gross profit as a percentage of net sales slightly decreased by 0.1% to 31.5% for the quarter ended March 31, 2007, compared to 31.6% for the quarter ended March 31, 2006. Gross profit as a percentage of net sales benefited from a gain obtained in the corresponding quarter of fiscal 2006 from the recapture of duties related to prior periods as a result of an exemption of duties as prescribed by the American Jobs Creation Act of 2004 (“AJCA”). This gain totaled $631,000 and was recorded in the quarter ended March 31, 2006. The current period quarter was also impacted by higher product costs of fan accessories and an increase in returns of discontinued products from Lowe’s in the mass retail segment, offset by lower amounts set aside for future product resets.
Total selling, general and administrative expenses increased $423,000 to $5,483,000, or 24.4%, of net sales for the quarter ended March 31, 2007, compared to $5,060,000 or 18.6% of net sales for the same period last year. The increase primarily resulted from (i) higher advertising costs to support the Teiber product line and cornice window treatment program, (ii) higher catalog expense as a result of a new product catalog for Craftmade that introduced new ceiling fans and other products, (iii) higher consulting expense resulting from the acquisition of Marketing Impressions, (iv) higher accounting, legal and consulting fees related to the timing of testing of internal controls to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and (v) an increase in group health insurance resulting from a higher amount of claims for the period.
Minority Interests and Provision for Income Taxes
Minority interests decreased $277,000 to $447,000 for the quarter ended March 31, 2007, compared to $724,000 for the same period in the previous year. The decrease in minority interests resulted from the acquisition of Marketing Impressions, which increased the Company’s effective ownership of PHI to 100%.
For the quarter ended March 31, 2007, the Company recorded an income tax benefit of $118,000, compared to a charge of $573,000 for the quarter ended March 31, 2006. The income tax benefit primarily resulted from anticipated refunds from lower state apportionment rates applied to prior periods.

Press Release
Craftmade International, Inc.
May 9, 2007

Outlook
“While current conditions in the overall housing industry are affecting the operations of our Company, we are working diligently to mitigate the impact on the Company’s earnings,” Ridings continued. “We will continue to execute our long-term growth strategy by introducing new products, expanding Teiber accounts and enhancing our product development efforts. Additionally, we are starting to see positive results from our efforts to develop more competitive sourcing from China, which will enable us to offer more competitive pricing to our customers. These measures along with our superior product quality, innovative product offerings and high level of customer service position us well for long-term growth and improved financial results,” concluded Mr. Ridings.
Conference Call
A conference call to discuss the Company’s results for the third quarter ended March 31, 2007, is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 800-819-9193 a few minutes before the start time and reference confirmation code 3912014. Additionally, a replay of the earnings conference call will be available after the completion of the call through May 15, 2007, and can be accessed by dialing 888-203-1112 and referencing confirmation code 3912014. A web cast of the conference call can also be accessed by visiting our website at www.craftmade.com.
About Craftmade
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,800 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
With the exception of historical information, the matters discussed in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward looking statements include, but are not limited to, (i) statements concerning future financial condition and operations, including future cash flows, revenues, gross margins, earnings and variations in quarterly results, (ii) statements relating to anticipated completion dates for new products and (iii) other statements identified by words such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases. These factors that could affect our financial and other results can be found in the risk factors section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the SEC on September 13, 2006. The forward-looking statements included in this news release are made only as of the date of publication, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or other circumstances.

Press Release
Craftmade International, Inc.
May 9, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006
Net sales	$22,492	$27,154	$77,181	$86,806
Cost of goods sold	(15,401)	(18,586)	(52,784)	(60,904)

Gross profit	7,091	8,568	24,397	25,902

Gross profit as a percentage of net sales	31.5%	31.6%	31.6%	29.8%

Selling, general and administrative expenses	(5,483)	(5,060)	(15,702)	(14,692)
Depreciation and amortization	(195)	(137)	(596)	(448)

Total operating expenses	(5,678)	(5,197)	(16,298)	(15,140)

Income from operations	1,413	3,371	8,099	10,762

Interest expense, net	(351)	(290)	(1,112)	(916)
Other expenses	—	(36)	—	(50)

Income before income taxes and minority interests	1,062	3,045	6,987	9,796
Income taxes	118	(573)	(1,645)	(2,423)

Income before minority interests	1,180	2,472	5,342	7,373

Minority interests	(447)	(724)	(1,225)	(2,196)

Net income	$733	$1,748	$4,117	$5,177

Weighted average common shares outstanding:
Basic	5,204	5,201	5,204	5,201
Diluted	5,206	5,211	5,207	5,210

Basic earnings per common share	$0.14	$0.34	$0.79	$1.00

Diluted earnings per common share	$0.14	$0.34	$0.79	$0.99

Cash dividends declared per common share	$0.12	$0.12	$0.36	$0.36

Press Release
Craftmade International, Inc.
May 9, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited, In Thousands)

	Three Months Ended			Three Months Ended
	March 31, 2007			March 31, 2006
	Craftmade	TSI	Total	Craftmade	TSI	Total
Net sales	$13,714	$8,778	$22,492	$14,704	$12,450	$27,154
Cost of goods sold	(8,765)	(6,636)	(15,401)	(9,197)	(9,389)	(18,586)

Gross profit	4,949	2,142	7,091	5,507	3,061	8,568
Gross profit as a % of net sales	36.1%	24.4%	31.5%	37.5%	24.6%	31.6%

Selling, general and administrative	(3,823)	(1,660)	(5,483)	(3,416)	(1,644)	(5,060)
As a % of net sales	27.9%	18.9%	24.4%	23.2%	13.2%	18.6%

Depreciation and amortization	(130)	(65)	(195)	(141)	4	(137)

Total operating expenses	(3,953)	(1,725)	(5,678)	(3,557)	(1,640)	(5,197)

Income from operations	996	417	1,413	1,950	1,421	3,371

Interest expense, net	(352)	1	(351)	(266)	(24)	(290)
Other expenses	—	—	—	(36)	—	(36)

Income before income taxes and minority interests	644	418	1,062	1,648	1,397	3,045
Provision for income taxes	(148)	266	118	(537)	(36)	(573)

Income before minority interests	496	684	1,180	1,111	1,361	2,472
Minority interests	—	(447)	(447)	—	(724)	(724)

Net income	$496	$237	$733	$1,111	$637	$1,748

Press Release
Craftmade International, Inc.
May 9, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited, In Thousands)

	Nine Months Ended			Nine Months Ended
	March 31, 2007			March 31, 2006
	Craftmade	TSI	Total	Craftmade	TSI	Total
Net sales	$43,942	$33,239	$77,181	$46,360	$40,446	$86,806
Cost of goods sold	(28,336)	(24,448)	(52,784)	(29,612)	(31,292)	(60,904)

Gross profit	15,606	8,791	24,397	16,748	9,154	25,902
Gross profit as a % of net sales	35.5%	26.4%	31.6%	36.1%	22.6%	29.8%

Selling, general and administrative	(10,888)	(4,814)	(15,702)	(9,819)	(4,873)	(14,692)
As a % of net sales	24.8%	14.5%	20.3%	21.2%	12.0%	16.9%

Depreciation and amortization	(409)	(187)	(596)	(434)	(14)	(448)

Total operating expenses	(11,297)	(5,001)	(16,298)	(10,253)	(4,887)	(15,140)

Income from operations	4,309	3,790	8,099	6,495	4,267	10,762

Interest expense, net	(1,084)	(28)	(1,112)	(846)	(70)	(916)
Other expenses	—	—	—	(36)	(14)	(50)

Income before income taxes and minority interests	3,225	3,762	6,987	5,613	4,183	9,796
Provision for income taxes	(1,036)	(609)	(1,645)	(1,960)	(463)	(2,423)

Income before minority interests	2,189	3,153	5,342	3,653	3,720	7,373
Minority interests	—	(1,225)	(1,225)	—	(2,196)	(2,196)

Net income	$2,189	$1,928	$4,117	$3,653	$1,524	$5,177

Press Release
Craftmade International, Inc.
May 9, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
ASSETS

	March 31,	June 30,
	2007	2006
	(Unaudited)
Current assets
Cash	$166	$2,164
Accounts receivable — net of allowance of $202 and $293, respectively	16,018	19,802
Inventories — net of allowance of $568 and $934, respectively	19,613	21,085
Income taxes receivable	1,174	—
Deferred income taxes	1,400	1,252
Prepaid expenses and other current assets	1,703	988

Total current assets	40,074	45,291

Property and equipment
Land	1,535	1,535
Building	7,796	7,796
Office furniture and equipment	4,102	3,320
Leasehold improvements	194	187

	13,627	12,838
Less: accumulated depreciation	(5,190)	(4,740)

Total property and equipment, net	8,437	8,098

Other assets
Goodwill	13,202	11,480
Other intangibles, net of accumulated amortization of $186 and $41, respectively	1,554	169
Other assets	10	23

Total other assets	14,766	11,672

Total assets	$63,277	$65,061

Press Release
Craftmade International, Inc.
May 9, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)
LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY

	March 31,	June 30,
	2007	2006
	Unaudited
Current liabilities
Book overdrafts	$169	$70
Notes payable — current	516	1,135
Revolving lines of credit	—	2,173
Accounts payable	5,484	7,544
Commissions payable	279	274
Income taxes payable	—	114
Accrued customer allowances	1,877	2,637
Other accrued expenses	1,077	1,073

Total current liabilities	9,402	15,020

Other non-current liabilities
Revolving line of credit	17,519	15,981
Other long-term expenses	916	793
Deferred income taxes	824	345
Notes payable — long term	—	223

Total other non-current liabilities	19,259	17,342

Total liabilities	28,661	32,362

Minority interests	3,290	3,662

Commitments and contingencies (Note 6)

Stockholders’ equity
Series A cumulative, convertible callable preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,704,420 shares issued	97	97
Additional paid-in capital	17,803	17,757
Retained earnings	51,552	49,309
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	31,326	29,037

Total liabilities, minority interests and stockholders’ equity	$63,277	$65,061

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